Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of January 27, 2015 (the “Effective Date”) by and between Medovex Corp., a Nevada corporation, having a principal place of business at 3279 Hardee Avenue, Atlanta, Georgia 30341 (the "Company") and Jeffrey Wright, whose address is set forth in Section 9 below ("Executive").

1.           Position and Duties.  Executive shall be employed full-time by the Company as its Chief Financial Officer, reporting to the Chief Executive Officer. Executive agrees to devote his time, energy and skill to his duties at the Company on a full time basis. These duties shall include all those duties customarily performed by the Chief Financial Officer and as otherwise directed by the Chief Executive Officer.

2.           Term of Employment.  The employment of Executive by the Company under the terms of this Agreement will commence on the Effective Date and shall continue in effect for a period of three years (the “Term”).   Notwithstanding the foregoing, subject to the terms and conditions herein, Executive’s employment may be terminated by the Company before the expiration of the Term at any time, for any reason or no reason.  Upon the termination of Executive’s employment with the Company, for any reason, Executive shall not have any further rights under this Agreement, except as expressly set forth in Section 6 below

3.           Compensation.

(a)           Base Salary and Bonus.  Executive shall be paid a monthly base salary of $9,166.67per month ($110,000 on an annualized basis) (“Base Salary”), subject to applicable withholding, in accordance with the Company's normal payroll procedures.  Executive's salary shall be reviewed on at least an annual basis.  In the event of an increase or decrease in Executive’s salary following such review, the increased or decreased amount shall become Executive's Base Salary.  Executive shall also be eligible to participate in any discretionary or incentive bonus program approved by the Compensation Committee of the Board of Directors for all executive officers.

(b)           Benefits.  Executive shall have the right to participate in and to receive benefits under any of the Company's employee benefit plans, as such plans may be modified from time to time, provided that Executive meets the minimum eligibility requirements under such plans.  In addition, Executive shall be entitled to the benefits afforded to other members of the Company’s senior management.

(c)           Stock Awards and Options.  Executive shall be eligible to participate in any stock incentive plan adopted by the Company (the “Plan”).  The grant of any award to Executive under the Plan (e.g., restricted stock or stock options) will be determined by the Board of Directors or its designee in its sole discretion, and any award will be subject to the terms and conditions set forth in the Plan and in any award agreement. Any grant awarded to purchase shares of Common Stock of the Company shall (i) be subject to the terms of the stock incentive plan adopted by the Company and in any award agreement between the Company and Executive, (ii) vest in four (4) equal amounts on each of the date of grant, first, second and third anniversaries of the Effective Date, (iii) be subject to other terms as may be determined by the Board of Directors in its discretion, and (iv) be for an exercise price equal to the fair market value of such shares at the time of grant.

4.           Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services under this Agreement, including all expenses of travel and living expenses while away from home on business or at the request of the Company; provided however that all reimbursable expenses be incurred and accounted for in accordance with the policies and procedures as reasonably established by the Company.

5.           Termination.

(a)           Termination Without Cause.  Either party may terminate Executive’s employment without Cause at any time by giving the other party written notice upon 60 (sixty) days written notice.

(b)           Termination Upon Death or Disability.  Executive’s employment hereunder shall terminate upon his death.  In the event that Executive becomes physically or mentally disabled or incapacitated such that Executive is unable to perform Executive’s duties and functions for a period of 6 (six) months from the date of the onset of such disability or incapacity, this Agreement may be terminate; provided the Company shall comply with all state and Federal law to reasonably accommodate Executive in connection with the disability.

(c)           Termination by the Company for Cause.  The Company may terminate Executive’s employment for “Cause” at any time.  For purposes of this Agreement, “Cause” shall mean and include:

(i)	theft, dishonesty, or falsification of any employment or Company records;

(ii)	misappropriate of any monies or assets or properties of the Company;

(iii)	conviction of a felony;

(iv)
The Executive’s repeated failure or refusal to perform job duties, responsibilities, obligations, or the reasonable policies and procedures of the Company, provided such conduct is not cured to the Company’s satisfaction within ten (10) days following notice to the Executive from the Board of Directors specifying in reasonable detail the alleged conduct;

(v)	improper disclosure of the Company's confidential or proprietary information;

(vi)	any intentional act by Executive that has a material detrimental effect on the Company's reputation or business; or

(vii)	any material breach of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

(d)           Termination by Executive for Good Reason.  Executive may terminate his employment for “Good Reason” by giving the Company notice in writing of the specific act(s) or event(s) which give rise to the Good Reason within ninety (90) days of Executive’s knowledge of the occurrence of such act(s) or event(s).  The Company shall have thirty (30) days from the date of Executive’s written notice to cure the act(s) or event(s) to Executive’s satisfaction.  If Executive terminates this Agreement for Good Reason, the termination must occur within ninety (90) days after the expiration of the Company’s thirty (30) day right to cure the act(s).  For purposes of this Agreement, “Good Reason” shall mean and include:

(i)	Executive’s role, responsibilities or authority on behalf of the Company in the aggregate are materially diminished; or

(ii)
Executive is required by the Company as a condition to continuing employment to be primarily based at any office or location over fifty (50) miles from the employee’s home address at the time the condition is communicated to Executive.

(iii)
Change in control, defined as the dissolution or sale of the Company to another entity, or any transaction where the voting stockholders immediately prior to the transaction own less than 50% of the outstanding voting securities immediately after the transaction.

Payments and Benefits Upon Termination.

(e)           Termination By Company Without Cause, Upon Disability Or By Executive With Good Reason.  If the Company terminates Executive’s employment without Cause under Section 5(a), upon Executive’s disability under Section 5(b) or Executive terminates his employment for Good Reason under Section 5(d), Executive shall be entitled to the following separation benefits:

(i)
Continued payment of Executive’s salary at his Base Salary rate then in effect, less applicable withholding, at such times and in such manner as in accordance with the Company’s normal payroll procedures for a period beginning on the date of termination and ending on the earlier of the date that is 6 months after the date of termination or the end of the Term; and

(ii)
Continuation of applicable fringe benefits (if any) as provided to other members of the Company’s senior management, less applicable withholding, for a period beginning on the date of termination and ending on the earlier of the date that is 6 months after the date of termination or the end of the Term.

Executive shall sign a severance and release agreement in a form presented by the Company, as a condition to receiving the payments provided in this Section 6(a).

(f)           Termination For Other Reason.  In the event of the termination of Executive’s employment for any reason other than the reasons set forth in Section 6(a) above, including but not limited to, termination by Executive without Good Reason, termination by the Company for Cause, or termination due to Executive’s death or disability, Executive shall be entitled to no compensation or benefits from the Company other than those earned under Section 3 above through the date of termination.

6.           Employee Confidential Information and Inventions Assignment Agreement.  Executive agrees to execute and abide by the terms and conditions of the Company's standard Employee Confidential Information and Inventions Assignment Agreement, which shall not be materially different from the form attached as Exhibit A hereto.

7.           Agreement Not To Compete.  Executive agrees that for a period of one (1) year following Executive’s termination of employment with the Company at any time and for any reason, Executive shall not compete with the Company by performing the same or substantially similar duties and responsibilities for another entity that offers products and/or services which are substantially similar or identical to those offered by the Company (or in active development by the Company) during the twelve (12) month period prior to the termination of this Agreement (a “Competitive Business”) (including but not limited to any Competitive Business started by Executive) as were performed by Executive on behalf of the Company within twelve (12) months prior to termination, including, without limitation, using any confidential or proprietary information of the Company to compete with the Company in said territory.

Executive acknowledges and agrees that this restriction upon post-termination competition is reasonable and necessary for the protection of the Company’s legitimate business interests and that it would not be unfair or oppressive to enforce this covenant against Executive.

8.           Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and by any one or more of the following means:  (i) if mailed by prepaid certified mail, return receipt requested, such notice shall be deemed to have been received on the date shown on the receipt; (ii) if by facsimile, such notice shall be followed forthwith by letter by first class mail, postage prepaid, and shall be deemed to have been received on the next business day following dispatch by facsimile and acknowledgment of receipt by the recipient's facsimile machine; (iii) if delivered by hand, such notice shall be deemed effective when delivered; or (iv) if delivered by national overnight courier, such notice shall be deemed to have been received on the next business day following delivery to such courier.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

If to the Company:

Medovex Corp.
1735 Buford Hwy Ste 215-113
Cumming, GA 30041
Attn: Chief Executive Officer
Facsimile: (678) 807-1917

If to Executive:
Jeffery Wright
5375 Concord Downs Dr.
Cumming, GA 30040

9.           Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Georgia in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future).  Executive acknowledges that by accepting this arbitration provision Executive is waiving any right to a jury trial in the event of such dispute.  Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the Agreement not to compete contained in paragraph 8 hereof, or the Employee Confidential Information and Inventions Assignment Agreement, or otherwise relating to or arising out of any alleged misuse or misappropriation of trade secrets or proprietary information belonging to the Company, all of which shall be resolved exclusively in a federal or state court sitting in the state of Georgia, as more particularly set forth in paragraph 11 hereof.

10.           Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without regard to its conflicts of laws principles.  Each of the Executive and the Company (a) irrevocably submits to the jurisdiction of any Georgia state court or United States federal court sitting in Georgia over any action or proceeding based upon, relating to or arising out of or in connection with this Agreement; (b) irrevocably agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in such Georgia state or federal court; (c) waives any objection to venue in any such Georgia state or federal court in respect of any such action or proceeding and any objection to any such action or proceeding in any such Georgia state or federal court on the basis of a non-convenient forum;. Executive and the Company hereby irrevocably consent and submit to the personal jurisdiction of such courts over them.  Executive and the Company further acknowledge and agree that this Agreement bears a substantial relation to the State of Georgia, that the Company is a Nevada corporation with its principal place of business in Georgia, that the parties are entering into this agreement knowingly and voluntarily after opportunity to confer with counsel of their choice, that they each have sufficient minimum contacts with the State of Georgia to satisfy Constitutional due process, and that this Agreement, the choice of Georgia law, the consent to personal jurisdiction, and the exclusive forum selection provisions contained herein meet the requirements of Georgia law in all respects.

11.           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  In view of the personal nature of the services to be performed under this Agreement by Executive, Executive shall not have the right to assign or transfer any of Executive’s rights, obligations or benefits under this Agreement, except as otherwise noted herein.  The Company may assign this Agreement or the obligations of Executive under this Agreement without Executive’s prior written consent and approval, but with notice to Executive.  Any assignee or successor of the Company is specifically authorized to enforce Executive’s obligations under this Agreement, including without limitation, Executive’s obligations under Section 8 of this Agreement.

12.           Entire Agreement; Modification.  This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of Executive’s employment, with the exception of (i) the agreement described in Section 7, and (ii) any award agreements under the Plan.  This Agreement (including the documents described in (i) and (ii) herein) supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive's employment by the Company.  This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and the Company.

13.           Validity.  If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.  Moreover, the parties expressly agree that the court or arbitrator, as the case may be, shall modify any overbroad or unenforceable provision (or any part thereof) in order to make it enforceable and shall enforce said provision as so modified to the fullest extent allowed by law.

14.           409A Compliance:  It is the intent of the parties that this Agreement be administered so as to comply with Section 409A of the Internal Revenue Code and all applicable regulations. The parties intend that any payment due hereunder shall be delayed or adjusted as deemed reasonably necessary by counsel for the Company in order to avoid 409A penalties.  Without limiting the generality of the foregoing and notwithstanding any provisions in this Agreement to the contrary, if any portion of the payments or benefits to be received by Executive under this Agreement would be considered deferred compensation under Section 409A, then the following provisions will apply to the relevant portion:

(a)           For purposes of this Agreement, no payment that would otherwise be made and no benefit that would otherwise be provided upon a termination of employment will be made or provided unless and until such termination of employment is also a “Separation From Service” (as determined in accordance with Section 409A of the Code);

(b)           With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within sixty (60) calendar days following the date on which the Company receives the applicable invoice from Executive but in no event later than December 31 of the year following the year in which Executive incurs the related expense;

(c)           In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit;

(d)           Each payment under this Agreement will be considered a “separate payment.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

MEDOVEX CORP. By: /s/ Jarrett Gorlin Name: Jarrett Gorlin Title: President and Chief Executive Officer	Executive: /s/ Jeffery Wright Jeffery Wright

EXHIBIT A

Form of Employee Confidential Information and Invention Assignment Agreement

EMPLOYEE CONFIDENTIAL INFORMATION AND
INVENTIONS ASSIGNMENT AGREEMENT

The undersigned (“Employee”), is or will be an employee of Medovex Corp. a corporation under the laws of the State of Nevada, USA, or a subsidiary of Medovex Corp. (the “Company”) (together referred to as “Parties,” or individually as “Party”), and in partial consideration of and as a condition of Employee’s employment or continued employment by the Company, and effective as of the date hereof, Employee hereby agrees as follows:

1.           Confidentiality Obligation; Trade Secrets.  Commencing on the date hereof and continuing until the fifth anniversary of the last day of Employee’s employment with the Company, Employee shall hold all Confidential Information (defined below) in confidence and shall not disclose, use, copy, publish, summarize or remove from the premises of the Company, any Confidential Information, except (a) as necessary for Employee’s provision of employment services, (b) following the termination or expiration of Employee’s employment, only as specifically authorized in writing by the Company, or (c) as otherwise required pursuant to valid judicial order, provided Employee shall provide prior written notice of such order to, and shall use Employee’s best efforts to cooperate with, the Company to obtain a protective order or other appropriate remedy to ensure that confidential treatment will be accorded such Confidential Information.  If, in the absence of a protective order, Employee determines, upon the advice of counsel, that Employee is required to disclose such information, Employee may disclose only Confidential Information specifically required and only to the extent compelled to do so.  Notwithstanding anything herein to the contrary, Employee’s obligations regarding the Company’s Trade Secrets (defined below) shall survive the termination of Employee’s employment for any reason and shall continue thereafter for the maximum period of time permitted under applicable law.

“Confidential Information” means any of the following types of information:  (i) all data, reports, analyses, notes, interpretations, forecasts, records, documents, agreements and information concerning the Company, its business operations and property, which the Company may hereafter provide or previously has provided to Employee, or which Employee receives or receives knowledge of or access to, or develops or obtains from examination, testing or analysis, at any time and in any form or media, whether oral, written, graphic, machine readable, sample form, or other tangible media, or in information storage and retrieval systems, including without limitation, business plans; customer lists; financial statements and other financial information of the Company and its customers; suppliers; know-how; strategic or technical data; technology (including without limitation all production, manufacturing and related technology); designs, processes, procedures, developments, inventions, data and any components thereof, whether or not copyrightable or patentable; intellectual property and trade secrets, whether or not patented or patentable; sales and marketing data; marketing research data; product research and development data; formulas, regulatory information, clinical data and analysis, chemical formulas, software programs (including source code); pricing information; any information obtained by meeting representatives, directors, officers, employees, agents, financial advisors, bankers, lenders, accountants, attorneys, professional or technical consultants, or personnel of the Company or touring its facilities; and (ii) all notes, analyses, compilations, studies, interpretations or other documents and all copies thereof prepared by Employee, which contain, reflect or are based upon, in whole or in part, any of the information which is described in the preceding clause (i).

The term “Confidential Information” does not include, however, information which (a) is or becomes generally available to the public other than as a result of a breach of this Agreement by Employee; or (b) Employee can show was within Employee’s possession prior to its being furnished by or on behalf of the Company, provided that the information was not provided to Employee in violation of a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality owed to the Company; or (c) was received by Employee from a third Party owing no duty to the Company and having the legal right to transmit the same; or (d) is independently developed by Employee without the aid, application or use of the Confidential Information; or (e) is explicitly approved for release by written authorization of the Company.

Employee Confidential Information and Inventions Assignment Agreement

“Trade Secrets” shall be deemed to have the broadest definition given to such term under applicable state, federal or international laws.

2.           Company Property.  All papers, records, data, notes, drawings, files, documents, and other materials, including all copies of such materials, relating to the employment services or the business of the Company that Employee possesses or creates as a result of or during Employee’s employment by the Company, whether or not confidential, are the sole and exclusive property of the Company.  In the event of the termination for any reason of Employee’s employment with the Company, or at any time upon the Company’s request, Employee will promptly return and deliver (and not keep any printed or electronic copies in Employee’s possession, or copy, recreate or deliver to anyone else) all such materials to the Company.  In addition, Employee will not bring onto the Company’s premises any unpublished document or other property belonging to any of Employee’s former or existing employers without the prior written consent of such employers and the Company.

3.           Inventions; Ownership of Work Product.

(a)           Inventions Retained and Licensed.  Employee has attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to Employee’s employment with the Company (collectively referred to as “Prior Inventions”), which belong solely to Employee or belong to Employee jointly with another, which relate in any way to any of the Company’s businesses, products or research and development, and which are not assigned to the Company hereunder.   Employee hereby represents to the Company that, except in relation to the Prior Inventions, Employee owns no inventions, patent registrations or applications, or copyright registrations or applications, individually or jointly with others, which relate in any way to any of the Company’s businesses, products or research and development.

If, in the course of this Agreement, Employee incorporates into a Company product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a non-exclusive, fully paid, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense and assign) to make, have made, copy, modify, make derivative works of, use, sell, publish, perform, display, distribute and otherwise exploit such Prior Invention as part of or in connection with such product, process or machine.

(b)           Ownership and Assignment of Work Product.  The Company shall own all right, title and interest throughout the world in and to all work product developed by Employee  (whether in whole or in part) in the course of Employee’s employment with the Company or while utilizing the Company’s facilities or property, including without limitation:  all inventions and improvements (whether patentable or unpatentable), all original works of authorship (including but not limited to preliminary designs and drafts, manuals, pamphlets, instructional materials, computer programs, program codes, files, tapes, or other copyrightable or non-copyrightable material, or portions thereof), all developments, derivative works, concepts, know-how, improvements or trade secrets, all programs and processes, program modifications, ideas or creations, software, systems, devices, techniques, all worldwide copyrights, trademarks, patents or other intellectual property rights in and to such works, and all copies of such works in whatever medium such copies are fixed or embodied (collectively the “Work Product’).

Employee acknowledges and understands that all copyrightable materials of the Work Product shall be deemed a “work made for hire” for the purposes of U.S. Copyright Act, 17 U.S.C. § 101 et seq., as amended.   In addition, to the extent that Employee has any right of attribution and/or integrity in or to any specific portion of the Work Product under the laws of the United States of America (including but not limited to 17 USC 106A) or any foreign country, Employee hereby waives (a) any right to prevent the distortion, mutilation, modification or destruction of the original art and (b) any right to require that Employee’s name be used in association with that specific portion of the Work Product or with any work based thereon.

In the event any right, title or interest in and to any of the Work Product (including without limitation all worldwide copyrights, trademarks, patents or other intellectual property rights therein) does and shall not vest automatically in and with the Company, Employee agrees to and hereby does irrevocably assign, convey, and otherwise transfer to the Company, and the Company’s respective successors and assigns, all such right, title and interest in and to the Work Product with no requirement of further consideration from or action by Employee or the Company.

Employee Confidential Information and Inventions Assignment Agreement

(c)           Maintenance of Records.  Employee agrees to keep and maintain adequate and current written records of all Work Product during the term of this Agreement, and shall promptly disclose in writing to the Company all such Work Product.  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format.  The records will be available to and remain the sole property of the Company at all times.

(d)           Patent and Copyright Rights.  Employee agrees to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Work Product and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of Employee’s employment with the Company until the expiration of the last such intellectual property right to expire in any country of the world.  If the Company or its designee is unable because of Employee’s mental or physical incapacity or unavailability or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Work Product assigned to the Company or its designee as provided above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by Employee.  Employee hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, which Employee now or hereafter has for infringement of any and all proprietary rights assigned to the Company or such designee.

The Company shall have the exclusive worldwide right to register, in all cases as “claimant” and when applicable as “author”, all copyrights in and to any copyrightable element of the Work Product, and file any and all applicable renewals and extensions of such copyright registrations. The Company shall also have the exclusive worldwide right to file applications for and obtain (i) patents on and for any of the Work Product in Employee’s name and (ii) assignments for the transfer of the ownership of any such patents to the Company.

4.           Representations and Prior Agreements.  Employee represents and warrants to the Company that no provision of any agreement by which Employee is bound (i) prohibits or in any way restricts Employee’s employment by the Company or (ii) requires Employee to assign or otherwise transfer to any person or entity, other than the Company, any work product created, conceived or first reduced to practice by Employee as part of or related to Employee’s provision of employment services.  In addition, Employee represents and warrants to the Company that (a) Employee will not use any Trade Secrets belonging to any third party in Employee’s provision of employment services and creation or development of Work Product, and (b) except as otherwise agreed to in writing by the Company, Employee’s Work Product will contain only original work product conceived, developed and reduced to practice by Employee.

5.           Agreements With Third Parties.  Employee acknowledges that the Company from time to time may have agreements with other persons which impose ob1igations or restrictions on the Company regarding work product made during the course of work under such agreements or regarding the confidential nature of such work.  Employee agrees to be bound by all such obligations or restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

Employee Confidential Information and Inventions Assignment Agreement

6.           Non-Solicitation of Customers and Employees.  (i) During the term of Employee’s employment and for a period of two (2) years thereafter (the “Protected Period”), Employee agrees not to, directly or indirectly, on Employee’s own behalf or in the service or on behalf of others, contact, solicit, divert, appropriate, or call upon with the intent of doing business with, any one or more of the customers or clients of the Company with whom Employee has had material contact during the twelve (12) month period prior to the termination of this Agreement (including prospects of the Company with whom Employee had such contact during said period) if the purpose of such activity is either (1) to solicit these customers or clients or prospective customers or clients for any entity that offers products and/or services which are substantially similar or identical to those offered by the Company (or in active development by the Company) during the twelve (12) month period prior to the termination of this Agreement (a “Competitive Business”) (including but not limited to any Competitive Business started by Employee) or (2) to otherwise encourage any such customer or client to discontinue, reduce, or adversely alter the amount of its business with the Company.  Employee acknowledges that due to their relationship with the Company, Employee may develop special contacts and relationships with the Company’s clients and prospects, and that it would be unfair and harmful to the Company if Employee took advantage of these relationships in a Competitive Business.

(ii)              During the term of this Agreement and for a period of two (2) years thereafter, Employee also agrees not directly or indirectly, on Employee’s own behalf or in the service or on behalf of others:  (a) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) for work in any Competitive Business or otherwise assist any Competitive Business in soliciting, recruiting, or hiring, any employee or independent contractor of the Company who was employed or engaged by the Company within the six (6) month period prior to the termination of this Agreement, whether or not such employment or engagement is pursuant to a written contract with the Company or is for a determined period or at will, until such employee’s employment or independent contractor’s engagement with the Company has been voluntarily or involuntarily terminated or separated for at least six (6) months, or (b) otherwise encourage, solicit, or support any employee(s) or independent contractor(s) to sever their relationship with the Company.

It is understood and agreed by Employee that (i) the Parties have attempted to limit Employee’s right to solicit customers under this Section 6 only to the extent necessary to protect the Company from unfair competition during the Protected Period , and (ii) the purpose of these covenants and promises is (and that they are necessary) to protect the Company’s legitimate business interests, and to protect and retain (and to prevent Employee from unfairly and to the detriment of the Company utilizing or taking advantage of) those substantial contacts and relationships (including those with customers of the Company) which Employee may establish due to Employee’s employment with the Company.

Employee represents that Employee’s experience and abilities are such that existence or enforcement of these covenants and promises will not prevent Employee from earning or pursuing an adequate livelihood and will not cause an undue burden to Employee or Employee’s family.

7.           Employee Indemnification.  Employee hereby agrees to defend, indemnify and hold harmless the Company and its officers, directors, employees and shareholders, from and against any and all claims and liabilities and any and all damages, costs, expenses and reasonable attorneys’ fees incident thereto, (i) for property damage, death or bodily injury suffered by any person arising from any neglect, act or omission or willful misconduct of Employee; (ii) related to or arising from Employee’s failure to perform or any other breach of the obligations set forth above for Employee and (iii) any breach of the warranties and representations made by Employee in Section 5 above.

8.           Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and by any one or more of the following means:  (i) if mailed by prepaid certified mail, return receipt requested, such notice shall be deemed to have been received on the date shown on the receipt; (ii) if by facsimile, such notice shall be followed forthwith by letter by first class mail, postage prepaid, and shall be deemed to have been received on the next business day following dispatch by facsimile and acknowledgment of receipt by the recipient's facsimile machine; (iii) if delivered by hand, such notice shall be deemed effective when delivered; or (iv) if delivered by national overnight courier, such notice shall be deemed to have been received on the next business day following delivery to such courier.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

Employee Confidential Information and Inventions Assignment Agreement

If to the Company:

Medovex Corp.
Chief Executive Officer
1735 Buford Hwy Ste 215-113
Cumming GA 30041
Facsimile: (678) 807-1917

If to Employee:

Facsimile: _______________________

9.           Governing Law; Jurisdiction and Forum; Jury Waiver.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without regard to its conflicts of laws principles.  Each of the Employee and the Company (a) irrevocably submits to the jurisdiction of any Georgia state court or United States federal court sitting in Georgia over any action or proceeding based upon, relating to or arising out of or in connection with this Agreement; (b) irrevocably agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in such Georgia state or federal court; (c) waives any objection to venue in any such Georgia state or federal court in respect of any such action or proceeding and any objection to any such action or proceeding in any such Georgia state or federal court on the basis of a non-convenient forum; and (d) waives his, her or its rights to a jury trial of any claim or cause of action based upon, relating to or arising out of or in connection with this Agreement. Employee and the Company hereby irrevocably consent and submit to the personal jurisdiction of such courts over them.  Employee and the Company further acknowledge and agree that this Agreement bears a substantial relation to the State of Georgia, that the Company is a Nevada corporation with its principal place of business in Georgia, that the parties are entering into this agreement knowingly and voluntarily after opportunity to confer with counsel of their choice, that they each have sufficient minimum contacts with the State of Georgia to satisfy Constitutional due process, and that this Agreement, the choice of Georgia law, the consent to personal jurisdiction, and the exclusive forum selection provisions contained herein meet the requirements of Georgia law in all respects.

10.           Injunctive Relief.  Employee acknowledges and agrees that violation of this Agreement by Employee may cause the Company irreparable harm, and therefore agrees that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other right and remedies that the Company may have for a breach of this Agreement.

11.           Miscellaneous.  This Agreement will be binding upon Employee and inure to the benefit of the Company and its respective successors and assigns.  Employee may not assign Employee’s duties and obligations hereunder.  The Company may assign this Agreement or the obligations of Employee hereunder without Employee’s prior written consent and approval.  Any assignee or successor of the Company is specifically authorized to enforce Employee’s obligations under this Agreement, including without limitation, Employee’s obligations under Sections 1 and 6 of this Agreement.  Any Section of this Agreement whose terms, conditions or obligations have not been or cannot be fully performed prior to the termination or expiration of this Agreement for any reason shall survive such termination or expiration of this Agreement, along with all definitions required by such Section.  Every provision of this Agreement is intended to be severable.  If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.  Moreover, the parties expressly agree that the court shall modify any overbroad or unenforceable provision (or any part thereof) in order to make it enforceable and shall enforce said provision as so modified to the fullest extent allowed by law.

Employee Confidential Information and Inventions Assignment Agreement

This Agreement (and the Employment Agreement between Company and Employee, if applicable) constitutes the entire agreement between the Company and Employee with respect to the subject matter of this Agreement and supersedes all previous agreements between the Company and Employee relating to the subject matter of this Agreement.  No provision of this Agreement shall be deemed waived, amended or modified by the Company, unless such waiver, amendment or modification is made in writing and signed by the Company.

12.           Acknowledgement.  Employee understands that this Agreement, as a condition of Employee’s retention by the Company, (a) contains an assignment of certain patent rights, copyrights and related rights to inventions and works of authorship that Employee conceives while providing services to the Company, (b) may affect Employee’s rights to inventions and works of authorship owned by Employee at the time Employee’s employment by the Company commences, (c) imposes upon Employee certain confidentiality restrictions with respect to Confidential Information and Trade Secrets belonging to the Company, and (d) contains certain restrictions on solicitation of customers and recruitment or hiring of employees and independent contractors.  Employee has read this Agreement carefully and has been given the opportunity to have this Agreement reviewed by Employee’s legal counsel before signing.

IN WITNESS WHEREOF, Employee has read, understood, agreed to and executed this document as of the __th day of ________, intending to be legally bound.

EMPLOYEE:
Print Name:

Employee Confidential Information and Inventions Assignment Agreement

Exhibit “A”

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 3

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements
___ Additional Sheets Attached
Signature of Employee: _________________________________
Print Name of Employee: _______________________________